EXHIBIT 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

          This First Amendment (the “Amendment”) to that certain Employment Agreement dated as of December 15, 2004 (the “Employment Agreement”) by and between Joseph Fortunato (the “Executive”) and General Nutrition Centers, Inc., a Delaware corporation (the “Company”), is entered into as of the 22nd day of June 2005 (the “Effective Date”) among the Executive and the Company.

          The Employment Agreement is hereby amended to the extent set forth below, such amendment to be effective upon the execution hereof by the Company and the Executive. All other provisions of the Employment Agreement shall remain in full force and effect.

     1. The Title section of the Employment Agreement is hereby amended to read in its entirety as follows:

Title. During the “Employment Period” (as defined in Section 2 hereof), the Executive shall serve as the Senior Executive Vice President and Chief Operating Officer of the Company. The Executive shall have the normal duties, responsibilities and authority commensurate with such positions.

     2. The Term of Employment section of the Employment Agreement is hereby amended to read in its entirety as follows:

     Employment Period. The employment of the Executive hereunder shall continue until the later to occur of (i) December 31, 2007, or (ii) the applicable expiration date of any extension of this Agreement as provided in Section 2.2 hereof, unless terminated earlier in accordance with the provisions of this Agreement (the “Employment Period”).

     Extension. On December 15, 2006, and on each December 15th thereafter, the Employment Period shall be extended for an additional one-year period unless the Company or the Executive notifies the other in writing prior to such date of its or his election, in its or his sole discretion, not to extend the Employment Period.

3. The first paragraph of the Base Salary section is hereby amended to read in its entirety as follows:

Base Salary.

As of the Effective Date, during the remainder of the Employment Period, the Company agrees to pay to the Executive an annual base salary in an amount equal to Four Hundred Twenty-Five Thousand Dollars ($425,000) (such base salary, as adjusted from time to time pursuant to Section 3.1(b), is referred to herein as the “Base Salary”). The Executive’s Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to officers of the Company, but in no event less frequently than monthly.

4. The Bonus section is hereby amended to read in its entirety as follows:

Bonus. With respect to the 2005 calendar year and with respect to each calendar year that commences during the Employment Period, the Executive shall be eligible to receive from the Company an annual performance bonus (the “Annual Bonus”) based upon the Company’s attainment of annual goals established by the Board or the Compensation Committee. Executive’s target Annual

Bonus shall be forty percent (45%) of Executive’s Base Salary with a maximum of one hundred percent (110%) of Executive’s Base Salary if the Company exceeds the annual goal determined by the Board or the Compensation Committee for the applicable year. Any Annual Bonus earned shall be payable in full within forty-five (45) days following the determination of the amount thereof and in accordance with the Company’s normal payroll practices and procedures. Any Annual Bonus payable under this Section 3.2 shall not be payable unless the Executive is employed by the Company on the last day of the period to which such Annual Bonus relates.

5. Stock Options.

As of the Effective Date, pursuant to the GNC Corporation (f/k/a General Nutrition Centers Holding Company) 2003 Omnibus Stock Incentive Plan (the “Plan”), the Executive shall be granted an additional option to purchase a total of 50,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), with a per share exercise price equal to $6.00 per share (the “Option”). The Option shall have a term of 7 years from the date of grant. The Option shall become vested and exercisable in equal installments of 25% on each anniversary of the Effective Date, subject to the Executive’s continued employment with GNC. Except as otherwise provided herein, the Option shall be subject to the terms and conditions of the Plan and the form of option agreement applicable for other senior executives of the Company approved by the Plan administrator. In the event of a Change of Control (as defined in Section 4.3 (h) of the Employment Agreement, all of Executive’s stock options granted pursuant to the Plan shall vest in full and become immediately exercisable, but in no event shall such options be exercisable following their expiration date.

               IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending it as a document under seal, as of the date first above written.

GENERAL NUTRITION CENTERS, INC.
By:	/s/Bruce E. Barkus
	Name:	Bruce E. Barkus
	Title:	President and Chief Executive Officer

WITNESS/ATTEST:	EXECUTIVE

/s/Corrine Fortunato	/s/Joseph Fortunato

Joseph Fortunato